EXHIBIT 10.1
US$350,000,000 Term and Revolving Facilities Agreement
Dated 6 March 2006
Cellcom Israel Ltd.
(the Borrower)
arranged by
Citibank, N.A.
(the Mandated Lead Arranger)
and
Citibank International plc
(as Agent)

Contents

Section 1 - Interpretation	5

1 Definitions and interpretation	5

Section 2 - The Facilities	17

2 The Facilities	17

3 Purpose	17

4 Conditions of Utilisation	17

Section 3 - Utilisation	19

5 Utilisation	19

Section 4 - Repayment, prepayment and cancellation	21

6 Repayment	21

7 Prepayment and cancellation	21

Section 5 - Costs of Utilisation	24

8 Interest	24

9 Interest Periods	26

10 Changes to the calculation of Interest	27

11 Fees	28

Section 6 - Additional payment obligations	30

12 Tax gross up and indemnities	30

13 Increased costs	32

14 Other indemnities	33

15 Mitigation by the Lenders	34

16 Costs and expenses	35

Section 7 - Representations, undertakings and Events of Default	36

17 Representations	36

18 Information undertakings	39

19 Financial covenants	43

20 General undertakings	46

21 Events of Default	52

Section 8 - Changes to Parties	58

22 Changes to the Lenders	58

23 Assignments and transfer by the Borrower	62

Section 9 - The Finance Parties	63

24 Role of the Agent and the Mandated Lead Arranger	63

25 Conduct of business by the Finance Parties	68

26 Sharing among the Finance Parties	68

Section 10 - Administration	71

27 Payment mechanics	71

28 Set-off	74

29 Notices	74

30 Calculations and certificates	76

31 Partial Invalidity	77

32 Remedies and waivers	77

33 Amendments and waivers	77

34 Counterparts	78

Section 11 - Governing law and enforcement	79

35 Governing law	79

36 Enforcement	79

Schedule 1 - The Original Lenders	80

Schedule 2 - Conditions precedent	81

Agreement
Dated 6 March 2006
Between
(1)	Cellcom Israel Ltd. (the Borrower);

(2)	Citibank, N.A. as mandated lead arranger (the Mandated Lead Arranger);

(3)	The Financial Institutions listed in Schedule 1 as lenders (the Original Lenders); and

(4)	Citibank International plc as agent of the other Finance Parties (the Agent).
It is agreed as follows
Section 1 — Interpretation
1	Definitions and interpretation

1.1	Definitions

In this Agreement:

Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means:
(a)	prior to the Transfer Date on which Syndication takes place, the rate agreed between the Borrower, the Agent and the NIS Lenders; and

(b)	at any other time, such rate to be agreed between the Borrower and the Agent, in each case for the purchase of NIS with Dollars or Dollars with NIS on a particular day.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means:
(a)	in relation to Facility A, the period commencing on the date of this Agreement to and including the date falling one Month thereafter; and

(b)	in relation to Facility B, the period commencing on the date of this Agreement to and including the date falling one Month prior to the Final Repayment Date.
Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Break Costs means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Tel Aviv and New York.

Change means, in relation to a Lender (or any company of which the Lender is a Subsidiary), the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of, (a) any law, regulation, practice or concession, or (b) any directive, requirement, request or guidance (whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of financial institutions of which the Lender (or that company) forms part and compliance with which is In accordance with the general practice of those financial institutions) of the European Community, any central bank including the European Central Bank, the Financial Services Authority in the United Kingdom, the Bank of Israel, the Supervisor of Banks in Israel or any other fiscal, monetary, regulatory or other authority.

Commitment means a Facility A Commitment or Facility B Commitment.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

Dangerous Materials means any element or substance (in any form) which is subject to regulatory control as being hazardous or dangerous or which is capable of causing harm or damage to the Environment.

Default means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Disruption Event means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Environment means ecological systems, living organisms (including human beings) and all or any of the following media (whether alone or in combination): air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it or any soil and anything below the surface of the land); land covered with water; and water (including water under or within land or in pipe or sewerage systems and sea, ground and surface water).

Environmental Law means all applicable laws and regulations in force at any time relating to Environmental Matters or the Environment.

Environmental Matters means all or any of:
(a)	waste;

(b)	contaminated land;

(c)	discharges to land, ground, surface and coastal waters and sewers;

(d)	the abstraction of water;

(e)	the extraction of natural resources;

(f)	emissions to air;

(g)	noise, vibration and light;

(h)	Dangerous Materials;

(i)	common law and nuisance, trespass and negligence;

(j)	statutory nuisance;

(k)	radiation, radioactive substances and materials; and

(l)	the conservation or protection of species, habitats, biodiversity, flora and fauna.
Event of Default means any event or circumstance specified as such in Clause 21 (Events of Default).

Facility means Facility A or Facility B.

Facility A means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Facility A Commitment means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility B means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

Facility B Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Mandated Lead Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

Final Repayment Date means the 22nd December 2010.

Finance Document means this Agreement, any Fee Letter, the Mandate Letter, any Transfer Certificate, any Hedging Agreement and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Mandated Lead Arranger or a Lender.

Financial Indebtedness means, in relation to a person, its obligation (whether present or future, actual or contingent, as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise) incurred in respect of:
(a)	moneys borrowed or raised;

(b)	any bond, note, loan stock, debenture or similar instrument;

(c)	any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility;

(d)	the supply of any goods or services which is more than 90 days past the due date;

(e)	any hire purchase agreement, conditional sale agreement or lease, where that agreement has been entered into primarily as a method of raising finance or financing the acquisition of an asset;

(f)	any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

(g)	any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement;

(h)	any arrangement pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a member of the Group (whether following the exercise of an option or otherwise);

(i)	any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person;

(j)	all obligations to purchase, redeem, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital in respect of transactions which have the commercial effect of borrowing or which otherwise finance its or any of its Subsidiaries’ operations or capital requirements; or

(k)	any other transactions having the commercial effect of borrowing entered into by any person to finance its operations or capital requirements.
GAAP means generally accepted accounting principles in Israel.

Group means the Borrower and its Subsidiaries.

Hedging Agreement means any foreign exchange and interest rate hedging agreement entered into by the Borrower with any of Bank Leumi, Bank Hapoalim B.M., Israel Discount Bank Ltd., First International Bank of Israel or United Mizrahi Bank Ltd. or any bank or financial institution rated A or better by Standard and Poor’s after the date of this Agreement pursuant to which not less than 66 per cent. of any amounts in Dollars outstanding at any time under this Agreement are hedged.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Information Memorandum means the document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, is being prepared in relation to this transaction and will be distributed by the Mandated Lead Arranger to selected financial institutions.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

Law means the Planning and Building Law, 1965 of Israel (as amended from time to time).

Lender means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Lending Rate means the lending rate of each NIS Lender as supplied to the Agent and agreed with the Borrower prior to such NIS Lender becoming a Party, such rate in any event not to exceed TELBOR plus 0.30 per cent. per annum.

LIBOR means, in relation to any Loan (other than an NIS Loan):
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan.

Loan means a Facility A Loan or a Facility B Loan (including, for the avoidance of doubt, each NIS Loan).

LMA means the Loan Market Association.

Majority Lenders means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregated more than 66 2/3 % of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate more than 66 2/3 % of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 % of all the Loans then outstanding. For this purpose the amount of any NIS Loan shall be its Original Dollar Amount.
Mandate Letter means the mandate letter dated 13 December 2005 pursuant to which the Borrower appointed the Mandated Lead Arranger to arrange the Facilities.

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

Margin means, subject to Clause 8.4 (Margin Adjustment), 1.05 per cent. per annum.

Material Adverse Effect means a material adverse effect on:
(a)	the business, condition (financial or otherwise), operations or prospects of Borrower and/or the Group; or

(b)	the ability of the Borrower to comply with any of its obligations under the Finance Documents; or

(c)	the validity or enforceability of any Finance Document or the rights or remedies of any Finance Party thereunder.
Material Subsidiary means any Subsidiary whose total revenues or total assets (as the case may be) represent 5 per cent. or more of the total revenues or total assets of the Group (as ascertained from the most recent financial statements delivered to the Agent pursuant to Clause 18.1 (Financial statements)).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

NIS Lender means any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders) and which has notified the Agent prior to the date on which it becomes a Party hereunder that it agreed to make available its participation hereunder in NIS and which has not ceased to be a Party in accordance with the terms of this Agreement.

NIS Loan means a Loan which is denominated and/or drawn in NIS pursuant to Clause 5.3.3 (Currency and amount).

Original Dollar Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

Original Financial Statements means in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2004 together with any items reflected in the financial statements of the Group for the period ended 30 September 2005.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means the principal London offices of Citibank, N.A. or such other banks as may be appointed by the Agent in consultation with the Borrower.

Relevant Interbank Market means the London interbank market or the Tel Aviv interbank market.

Repeating Representations means each of the representations set out in Clause 17.

Screen Rate means the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods) in relation to Facility A.

Specified Time means a time determined in accordance with Schedule 8 (Timetables).

Subsidiary means in relation to a company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	half or more of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Syndication means the syndication of the Facility by the Agent to selected banks and financial institutions after the date of this Agreement.

Tax and Taxes includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto; and Tax and Taxation shall be construed accordingly.

TELBOR means, in relation to any NIS Loan:
(a)	the rate which appears on the Reuters screen page TELBOR01 (or if page TELBOR01 is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the NIS Lenders); or

(b)	(if no screen rate is available for NIS for the Interest Period of that NIS Loan as set out in (a) above) the cost of funds of each NIS Lender as supplied to the Agent and agreed with the Borrower (rounded upwards to four decimal places), as of 13:00 p.m. Tel Aviv time on the Quotation Day for the offering of deposits in NIS and for a period comparable to the Interest Period for that NIS Loan.

Telecommunications Licence means the Borrower’s telecommunications licence dated 27 June 1994 (as amended from time to time) issued to it by the State of Israel.

Total Commitments means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$350,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being US$280,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being US$70,000,000 at the date of this Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).

VAT means value added tax and any other tax of a similar nature.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the Agent, the Mandated Lead Arranger, any Finance Party, any Lender or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any terms of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.4	Currency Symbols
1.4.1	Dollar and US$ mean the lawful currency of the United States of America.

1.4.2	NIS means the lawful currency of the State of Israel.

Section 2 — The Facilities
2	The Facilities

2.1	The Facilities

2.1.1	Subject to the terms of this Agreement, the Lenders make available to the Borrower:
(a)	a Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a Dollar revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.
2.1.2	Without prejudice to Clause 2.1.1 above, the NIS Lenders shall make available their participations in the Loans only in MS at the Agent’s Spot Rate of Exchange.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

3.1.1	The Borrower shall apply all amounts borrowed by it under Facility A towards its general corporate purposes (including, without limitation, refinancing indebtedness and distributions to its shareholders).

3.1.2	The Borrower shall apply all amounts borrowed by it under Facility B towards its general corporate purposes (including, without limitation, refinancing existing indebtedness and distributions to its shareholders).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations are true.

Section 3 — Utilisation
5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(d)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(e)	it specifies the account into which the proceeds of the Loan requested should be credited.
5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The Borrower must specify in a Utilisation Request in relation to a proposed Facility A Loan the Original Dollar Amount for the Facility A Loan which must not exceed the Available Facility.

5.3.2	The Borrower must specify in a Utilisation Request the Original Dollar Amount of a proposed Facility B Loan which must be an amount which must not exceed the Available Facility and which is a minimum of US$10,000,000 and integral multiples of US$1,000,000 or, if less, the Available Facility.

5.3.3	Each NIS Lender shall:
(a)	if a Facility A Loan has already been drawn prior to such NIS Lender becoming a Party, make available its participation in that Facility A Loan in Dollars to the Agent who shall then notionally convert the principal amount of such participation into NIS at the Agent’s Spot Rate of Exchange on the Transfer Date on which Syndication takes place. That Facility A Loan shall be deemed to be an NIS Loan made to the Borrower and shall be denominated in NIS for its duration; and

(b)	in respect of all Facility B Loans, make available its participation in any Facility B Loan in NIS in accordance with Clause 5.4.2 (Lenders’ participation) at the Agent’s Spot Rate of Exchange on the Transfer Date on which Syndication takes place.
5.3.4	If the Agent and the proposed MS Lender do not agree the Lending Rate on or before the proposed Transfer Date on which Syndication takes place, that proposed NIS Lender shall be required to participate in the relevant Loan in Dollars and its participation will be treated as a separate Loan denominated in Dollars during each Interest Period in respect of that Loan. Each Lender’s participation in that Loan will be determined in accordance with Clause 5.4 (Lenders’ participation).

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall notify each Lender of the amount of each Loan, the Original Dollar Amount and the amount of its participation in that Loan, in each case by the Specified Time.

5.4.4	The Agent shall also promptly notify the Borrower of the amount of the NIS Loan and the amount of each NIS Lender’s participation in that NIS Loan.

5.5	Cancellation of undrawn Commitments

Any amount of the Total Facility A Commitments and the Total Facility B Commitments which is undrawn at the end of the Availability Period applicable to that Facility shall be cancelled.

Section 4 — Repayment, prepayment and cancellation
6	Repayment

6.1	Repayment of Facility A Loans

6.1.1	The Borrower shall repay the Facility A Loans by paying to the Agent (for the account of the Lenders) on each date set out in Column 1 below (each a Facility A Repayment Date) the percentage of the aggregate amount of the Facility A Loans outstanding at the close of business on the final day of the Availability Period which is set out in Column 2 below opposite that date.

Column 1	Column 2
Facility A Repayment Date	Percentage of the Original Dollar Amount of the Facility A Loans to be repaid

[ ] February 2008	10%

[ ] August 2008	10%

[ ] February 2009	10%

[ ] August 2009	10%

[ ] February 2010	15%

[ ] August 2010	20%

22nd December 2010	25%
6.1.2	The Borrower may not re-borrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

The Borrower shall repay each Facility B Loan on the last day of its Interest Period.

6.3	Final Repayment of Facility B

All outstanding Facility B Loans shall be repaid in full on or before the Final Repayment Date.

6.4	NIS Loans

If a Loan is an NIS Loan, the Borrower shall repay an amount in NIS which is equal to the amount in NIS of that NIS Loan on its Utilisation Date to the Agent (for the account of the NIS Lenders) at the times specified in this Clause 6.

7	Prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$20,000,000 and an integral multiple of US$10,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Loans

7.3.1	The Borrower may, if it gives the Agent not less than 15 days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum Original Dollar Amount of US$20,000,000 and integral multiples of US$10,000,000).

7.3.2	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.3.3	Any prepayment of a Facility A Loan under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Facility A Loans) in inverse order of maturity taken in their Original Dollar Amount.

7.4	Right of repayment and cancellation in relation to a single Lender

7.4.1	If:
(a)	any sum payable to any Lender by the Borrower is required to be increased under Clause 12.1 (Tax Gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 12.2 (Tax indemnity) or Clause 13 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues give the Agent notice of cancellation of the

Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.4.2	On receipt of a notice referred to in Clause 7.4.1(a) above, the Commitment of that Lender shall immediately be reduced to zero.

7.4.3	On the last day of each Interest Period which ends after the Borrower has given notice under Clause 7.4.1(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.5	Restrictions

7.5.1	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.5.3	The Borrower may not re-borrow any part of Facility A which is prepaid.

7.5.4	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be re-borrowed in accordance with the terms of this Agreement.

7.5.5	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.5.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.5.7	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

Section 5 — Costs of Utilisation
8	Interest

8.1	Calculation of interest

8.1.1	The rate of interest on each Loan (other than an NIS Loan) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.
8.1.2	The rate of interest on each NIS Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	Lending Rate.
8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

8.3.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 8.3.2 below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Margin Adjustment

8.4.1	The Margin shall be adjusted in accordance with the other provisions of this Clause 8.4.

8.4.2	Subject to Clause 8.4.4 below and the other provisions of this Clause 8.4, the Margin shall be determined by reference to the most recent financial statements provided by the Borrower to the Agent pursuant to Clause 18.1 (Financial statements) before each Quotation Day for the Loans and shall apply to the Loans for the whole duration of the next following interest Period (notwithstanding the delivery of any further financial statements following the Quotation Day or during the next following Interest Period) such that where the ratio of Net Debt to EBITDA (each as defined in Clause 19.5 (Definitions)) for the immediately preceding four quarters set out in Column A below meets the level set for that ratio in Column A below, the Margin for that Interest Period shall be the interest rate set out in Column B below:

Column A	Column B
Net Debt:EBITDA	Margin
Equal to or greater than 2.5:1	1.35 per cent. per annum

Greater than or equal to 1.5:1 but lower than 2.5:1	1.05 per cent. per annum

Less than 1.5:1	0.80 per cent. per annum
8.4.3	For the purposes of Clause 8.4.2, any reduction or adjustment in the Margin shall be advised by the Agent promptly following receipt of the Borrower’s financial statements and its Compliance Certificate.

8.4.4	The Margin shall be 1.35 per cent. per annum (plus the amounts referred to in Clause 8.3 (Default Interest)) if an Event of Default (whether waived by the Agent or otherwise) occurs.

8.4.5	Any reduction or increase in the Margin shall, subject to the other provisions of this Clause 8.4, take effect in respect of the Loans on the first day of the immediately following Interest Period or, as the case may be, immediately if an Event of Default occurs. This Clause 8.4 shall be without prejudice to the rights of the Agent to increase the Margin upon the giving of any waiver of or consent to any amendment.

8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

9.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

9.1.3	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with Clause 9.1.2 above, the relevant Interest Period will be one Month.

9.1.4	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders). In addition the Borrower may select an Interest Period in relation to Facility A of less than one Month, if necessary to ensure that there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the percentage of Facility A Loans required to be repaid pursuant to Clause 6.1.1 (Repayment of Facility A Loans) on the next Facility A Repayment Date to occur (a Repayment Instalment)) which have an Interest Period ending on a Facility A Repayment Date for the Borrower to make the repayment due on that date.

9.1.5	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

9.1.6	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.1.7	A Facility B Loan has one Interest Period only.

9.1.8	At any time prior to the earlier of: (i) the date on which the Agent notifies the Borrower and the other Finance Parties that Syndication has been completed; and (ii) three Months after the first Utilisation Date, the Borrower may only select Interest Periods of one Month’s duration. The Transfer Date of any transfer of a Loan being effected as part of Syndication may only be the last day of the then current Interest Period in relation that Loan.

9.2	Changes to Interest Periods

9.2.1	Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrower to make the repayment due on that date.

9.2.2	If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Facility A Loans

9.4.1	Subject to sub-clause 9.4.2 below, if two or more Interest Periods:
(a)	relate to Facility A Loans which are in the same currency; and

(b)	end on the same date,
those Facility A Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

9.4.2	Subject to Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Facility A Loan immediately before its division.

10	Changes to the calculation of Interest

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
10.2.2	In this Agreement Market Disruption Event means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference

Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to sub-clause 10.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

10.4.1	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any interest Period in which they accrue.

11	Fees

11.1	Commitment fee

11.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed on a day-to-day basis at the rate of 40 per cent. of the then applicable Margin on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

11.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of that Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment, up to the date of cancellation, at the time the cancellation is effective.

11.2	Arrangement fee

The Borrower shall pay to the Mandated Lead Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Section 6 — Additional payment obligations
12	Tax gross up and indemnities

12.1	Tax Gross-up

All payments to be made by the Borrower to any Finance Party hereunder shall be made free and clear of and without deduction or withholding for or on account of Tax unless the Borrower is required to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after making the required deduction or withholding, such Finance Party receives and retains (free from any liability in respect of any such deduction or withholding) a net sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.2	Tax indemnity

Without prejudice to Clause 12.1 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of Tax or in relation to any sum received or receivable hereunder (including any sum deemed for purposes of tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, upon demand of the Agent, promptly (and not later than seven Business Days) indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability (together with any interest, penalties, costs and expenses payable or incurred in connection therewith (other than interest and penalties incurred due to the wilful failure of such Finance Party)) provided that this Clause 12.2 shall not apply to:
(a)	any tax imposed on and calculated by reference to the overall net income of such Finance Party by the jurisdiction in which the Finance Party is incorporated; or

(b)	any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party by the jurisdiction in which its Facility Office is located.
12.3	Tax Notification

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Agent and the Agent shall promptly notify the other parties to this Agreement.

12.4	Evidence of Payment of Tax

If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Lender, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts to be deducted or withheld in respect of that Lender’s share of such payment.
12.5	Tax and Other Affairs
No provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 12.1 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it or oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof.
12.6	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	Value added tax
12.7.1	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 12.7.3 below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.7.2	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

12.7.3	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13	Increased costs

13.1	Increased costs

13.1.1	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change and/or or (ii) compliance with any law or regulation made or coming into force after the date of this Agreement.

13.1.2	In this Agreement Increased Costs means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost;

(c)	a reduction of any amount due and payable under any Finance Document; or

(d)	any costs attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a deduction or withholding for or on account of Tax from a payment under a Finance Document required by law to be made by the Borrower;

(b)	compensated for by Clause 12.2 (Tax indemnity) (or would have been compensated for under Clause 12.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.2 (Tax indemnity) applied);
(c)	compensated for by the payment of the Mandatory Cost;

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(e)	attributable to any change in the rate of, or change in the basis of calculating taxes on, the overall net income of a Finance Party or any of its Affiliates imposed in the jurisdiction in which it is established or its Facility Office is situated.
14	Other indemnities

14.1	Currency indemnity

14.1.1	If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

14.2.1	The Borrower shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or
(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.2.2	The Borrower hereby indemnifies and agrees to hold harmless each of the Finance Parties and in each case each of its and their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an Indemnified Party) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and expenses (altogether Losses), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Finance Documents (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Facility. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by any member of the Group, any shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15	Mitigation by the Lenders

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party, to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arranger the amount of all documented costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs
If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement costs
The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

Section 7 — Representations, undertakings and Events of Default
17	Representations

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it (including, without limitation. Environmental Law);

(b)	its or any of its Material Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Material Subsidiaries’ assets.
17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.
17.6	Governing law and enforcement

17.6.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

17.6.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

It is not required under the law of the State of Israel to make any deduction for or on account of Tax from any payment it may make under any Finance Document to Citibank, NA, Tel Aviv Branch or, to the extent that any relevant exemption(s) and/or reliefs have been granted to the Borrower by the relevant Israeli authority in respect of such payment, to any other Lender.

17.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default

17.9.1	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

17.9.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

17.10	No misleading information

17.10.1	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

17.10.2	All information (as supplemented from time to time and including, without limitation, the Information Memorandum) that has been or will hereafter be made available to the Finance Parties by the Borrower or any of its representatives in connection with the transactions contemplated hereby is and will at all times (subject to any information being supplemented by the Borrower to ensure that the representation and warranty contained in this Clause 17.10 remains correct) be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

17.11	Financial statements

17.11.1	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

17.11.2	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

17.11.3	There has been no material adverse change in its business, condition (financial or otherwise), prospects or operations of the Borrower and/or the Group since the date of the Original Financial Statements (other than the matters referred to in the financial statements dated 30 September 2005).

17.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.14	Solvency

There is no (a) corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.7 (Insolvency proceedings); or (b) creditors’ process described in Clause 21.8 (Creditors’ process).

17.15	Security

17.15.1	its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Group to create any Security over all or any of its present or future revenues or assets.

17.15.2	No Security prohibited under Clause 20.3 (Negative pledge) exists over all or any of its present or future revenues or assets.

17.16	Material Adverse Effect

There has been no occurrence of any event or series of events since the date of the Original Financial Statements (other than the matters referred to in the financial statements dated 30 September 2005) which might have a Material Adverse Effect.

17.17	Telecommunications Licence

The Telecommunications Licence is in full force and effect and has not been revoked or repudiated.

17.18	Immunity

It will not be entitled to claim immunity from suit, execution, attachment or the legal process in any proceedings taken in Israel in connection with the Finance Documents.

17.19	Taxes

Except as detailed in the Original Financial Statements and the financial statements of the Borrower and its Subsidiaries provided pursuant to Clause 18.1 (Financial statements) (but only to the extent that failure to comply with Taxation laws and/or pay such Taxes would have a Material Adverse Effect), the Borrower and to the best of the Borrower’s knowledge and belief each member of the Group has complied with Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or information delivered to the Agent under this Agreement.

17.20	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of this Agreement, the date of each Utilisation Request and the first day of each Interest Period.

18	Information undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years:
(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Subsidiary for that financial year; and
(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years:
(i)	its consolidated financial statements for that quarter; and

(ii)	the financial statements for that quarter of any Material Subsidiary.
18.2	Compliance Certificate

18.2.1	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

18.2.2	Each Compliance Certificate shall be signed by two directors of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 18.1 (Financial statements), shall be reported on by the Borrower’s auditors.

18.3	Requirements as to financial statements

18.3.1	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

18.3.2	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Borrower) deliver to the Agent:
(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
18.5	Notification of default

18.5.1	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.5.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites

18.6.1	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:
(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

18.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

18.6.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph (a) or paragraph (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

18.6.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

18.7	“Know your customer” checks

18.7.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.7.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
18.8	Access to Books and Records

Upon the request of the Agent (on the instructions of any Finance Party) the Borrower shall provide the Agent and any of its or their representatives, professional advisors and contractors with access to and permit inspection of books and records of any member of the Group, in each case at reasonable times and upon reasonable notice.

19	Financial covenants

19.1	Debt Cover

The ratio of Net Debt to EBITDA, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of Borrower ending on that Quarter Date, will not:
(a)	exceed 3:1 at any time prior to the date falling three years after the date of this Agreement; and

(b)	exceed 2.5:1 at any time thereafter.
19.2	Interest Cover

The ratio of EBITDA to Net Interest Expense, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of the Borrower ending on that Quarter Date, will not be less than 5:1.

19.3	Amendments

19.3.1	If as a result of any change in the relevant GAAP pursuant to Clause 18.3 (Requirements as to financial statements) or any event which, in the reasonable opinion of the Borrower or the Agent (acting on the instructions of the Majority Lenders), will have a material effect on the financial covenants above, the Borrower or, as the case may be, the Agent believes that the financial undertakings set out in this Clause 19 need to be amended as a result of any such change, determination or requirement, the Borrower shall negotiate with the Agent in good faith to amend the existing financial undertakings so as to provide the Lenders with substantially the same protections as the financial undertakings set out in this Clause 19 (but which are not materially more onerous).

19.3.2	If the Borrower and the Agent cannot agree such amended financial undertakings within 30 days of that notice, the Borrower and the Agent shall jointly nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination the Agent shall request the Chairman for the time being of the Institute of Chartered Accountants in England to nominate a firm of chartered accountants for that purpose. Such accountants shall act as experts and not arbitrators and their decision shall be final and binding on the parties. The costs of such accountants shall be paid by the Borrower, an estimate of such costs having been presented to and approved by the Borrower prior to the engagement of such accountants.
19.4	Determinations

The calculation of ratios and other amounts under this Clause 19 shall be made by the Borrower by reference to the latest financial information of the Borrower.

19.5	Definitions

In this Clause 19, the following terms shall have the meanings ascribed to them:

Accounting Group means the Borrower and each Subsidiary of the Borrower (a) which is included in the Borrower’s consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements) or (b) if not included in the consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements), provided that in each case any reference to a member of the Accounting Group shall be deemed to be a reference only to the percentage of the item concerned corresponding to the percentage shareholding of the Borrower in the relevant Subsidiary.

Capital Lease means at any time, a lease with respect to which the lessee is required concurrently to recognise the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Cash and Cash Equivalents means:
(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations:
(i)	issued or guaranteed by the government of the United States of America, Israel, the United Kingdom, The Netherlands, France, Germany or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(ii)	issued or guaranteed by a government other than as set out in (c)(i) where those marketable obligations are rated AAA by Standard & Poor’s or FitchIBCA or Aaa by Moody’s Investor Services or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;
(d)	open market commercial paper:
(i)	for which a recognised trading market exists;

(iii)	which is issued in the United States of America, the United Kingdom, The Netherlands, France or Germany;

(iv)	which matures within one year after the relevant date of calculation; and

(v)	which has a credit rating of either A-1 from Standard & Poor’s or FitchIBCA or P-1 by Moody’s Investor Services, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or
(e)	any other instrument, security or investment approved by the Majority Lenders, in each case, to which any member of the Accounting Group is beneficially entitled at that time and which, or the proceeds of which, is capable of being applied against Senior Debt. In this definition, an acceptable bank is (i) Bank Leumi, Bank Hapoalim B.M., Israel Discount Bank Ltd., First International Bank of Israel, Union Bank of Israel Ltd. or United Mizrahi Bank Ltd. and their respective subsidiaries, (ii) a commercial bank, financial institution or trust company which has a rating of A or higher by Standard & Poor’s or FitchIBCA or A2 or higher by Moody’s Investor Services or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

Consolidated Net Financing Expense means net financing expense for the Accounting Group on a consolidated basis, calculated in accordance with GAAP.

Consolidated Net Income means, in relation to any period, the net income (or loss) of the Accounting Group for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Accounting Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Accounting Group in accordance with GAAP.

Debt means, with respect to any person, without duplication,
(a)	its liabilities for money borrowed or raised;

(b)	its liabilities for the deferred purchase price of property acquired by such person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its Capital Lease obligations; and

(d)	not more than 50 per cent. of each guarantee or indemnity against financial loss of such person with respect to liabilities of a type described in any of paragraphs (a) to (c) above.
In this definition, Debt of any person shall include all obligations of such person of the character described in paragraphs (a) to (d) above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

EBITDA means Consolidated Net Income for a measurement period, adjusted by:
(a)	adding back Consolidated Net Financing Expense for such period;

(b)	excluding any exceptional or extraordinary item;

(c)	deducting any amount attributable to minority interests; and

(d)	adding back taxes, depreciation and amortisation.
Net Debt means at any time (without double counting) the aggregate amount of all obligations of the Accounting Group for or in respect of Debt but:
(a)	including, in the case of finance leases, only the capitalised value therefor; and

(b)	deducting the aggregate amount of Cash and Cash Equivalents held by any member of the Accounting Group at such time.
Net Interest Expense means, in relation to any period, the sum (without double counting but in each case, eliminating all offsetting debits and credits between the Accounting Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Accounting Group in accordance with GAAP) of:
(a)	all interest in respect of Debt of the Accounting Group (including imputed interest on Capital Lease obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalised or deferred during such period and not deducted in determining Consolidated Net income for such period; and

(b)	all debt discount and expense amortised or required to be amortised in the determination of Consolidated Net Income for such period, less interest income of the Accounting Group.

Quarter Date means the last day of each quarter in a financial year of the Borrower.

Senior Debt means any Debt of any member of the Accounting Group other than any Debt that is fully subordinated to the Facility.

20	General undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject (including, without limitation, Environmental Laws) where non-compliance might have a Material Adverse Effect.

20.3	Negative pledge

20.3.1	The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

20.3.2	The Borrower shall not (and shall ensure that no other member of the Group will):
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms (other than credit card receivables where the maximum aggregate recourse against the Borrower in any financial year does not exceed the lower of: (i) 4 per cent. of the aggregate amount of all credit card receivables sold, transferred or disposed of in that financial year; and (ii) US$10,000,000 (or its equivalent in another currency or currencies));

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.3.3	Sub-clauses 20.3.1 and 20.3.2 above do not apply to:
(a)	any netting or lien or set-off arrangement or charge over deposited assets entered into by any member of the Group in the ordinary course of opening bank accounts for the purpose of netting debit and credit balances;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Security is removed or discharged within 45 days of the date of acquisition of such asset;
(d)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:
(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within 45 days months of that company becoming a member of the Group;
(e)	any Security created by a member of the Group after the date hereof in favour of:
(i)	a financial institution; or

(ii)	a seller of an asset,
in respect of the acquisition of any asset by such member of the Group and the Security is created in respect of such asset only and is limited to the principal amount of Financial Indebtedness provided by such financial institution or owing to such seller in respect of such acquisition;

(f)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (f) above) does not exceed US$25,000,000 (or its equivalent in another currency or currencies).
20.4	Disposals

20.4.1	The Borrower shall not (and shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

20.4.2	Sub-clause 20.4.1 above does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	between the Borrower and its Subsidiaries or between two Subsidiaries of the Borrower; or

(d)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) and (c) above) does not exceed US$150,000,000 (or its equivalent in another currency or currencies) in aggregate.
20.5	Merger

The Borrower shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

20.7	Insurance

The Borrower shall effect and maintain insurances at its own expense in respect of all its assets and business of an insurable nature with reputable insurers of good standing. Such Insurances must provide cover on terms and against all risks which are normally insured against by other persons owning or possessing similar assets or carrying on similar businesses.

20.8	Loans and Guarantees

The Borrower shall not without the prior written consent of the Majority Lenders:
(a)	grant any credit save: (i) in the ordinary course of business; or (ii) to Material Subsidiaries where such credit does not exceed in aggregate US$20,000,000 (or its equivalent in another currency or currencies); or

(b)	give any other guarantee or indemnity other than guarantees or indemnities in an amount which, when aggregated with all other guarantees and indemnities given by the Borrower will not exceed at any time, US$50,000,000 (or its equivalent in other currencies as determined by the Agent).
20.9	Acquisitions

The Borrower shall not (and shall procure that no member of the Group shall) without the prior written consent of all the Lenders make any acquisition of shares or securities where the aggregate consideration payable in connection with that acquisition (including any deferred element) is greater than or equal to US$50,000,000. The provisions of this Clause 20.9 shall not apply to the acquisition of any shares or securities that: (i) fall within the definition of Cash and Cash Equivalents in Clause 19.5 (Definitions); or (ii) form part of the portfolio investments of the Borrower and do not represent more than five per cent. of the issued share capital of the issuing company and in any event not more than US$20,000,000 in aggregate at any time.

20.10	Maintenance of Corporate Existence

The Borrower shall ensure at all times that it is a corporation, duly incorporated and validly existing under the law of Israel.

20.11	Payment of Tax

The Borrower shall pay and discharge all Taxes and governmental charges payable by or assessed upon it prior to the date on which the same become overdue unless, and only to the extent that, such Taxes and charges are material to the Borrower or are contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall (if the auditors so advise) be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP.

20.12	Transactions with Affiliates

The Borrower shall conduct, and shall use its best endeavours to cause each member of the Group to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates and interested parties in accordance with laws applicable to Israeli public companies (if such member of the Group is an Israeli public company) and (for any member of the Group which is not an Israeli public company) on terms that are fair and reasonable and no less favourable to such member of the Group than it would obtain in a comparable arm’s length transaction with a person not an Affiliate unless the transaction has been approved by the Borrower in compliance with the laws applicable to it.

20.13	Dividends

20.13.1	The Borrower may make payments by way of dividend in any financial year in an aggregate amount not exceeding the balance of its retained earnings as detailed in its financial statements for the financial year ended 31 December 2005 and delivered to it by the Borrower pursuant to Clause 18.1(a) (Financial statements).

20.13.2	In addition to Clause 20.13.1 above and at any time after 1 January 2006, the Borrower may make interim or advanced payments by way of dividend in respect of any financial year provided that the aggregate amount of all dividends paid in respect of the period commencing on 1 January 2006 and ending on the proposed date of payment of the dividend shall not exceed the lower of:
(a)	the aggregate Eligible Dividend Amount for the period commencing 1 January 2006; and

(b)	75 per cent. of the aggregate of the Borrower’s net profit in respect of the period commencing on 1 January 2006 and ending on the proposed date of payment of the dividend (as detailed in its financial statements for the same period and delivered to the Agent by the Borrower pursuant to Clause 18.1(a) (Financial statements)).
20.13.3	Prior to the final approval of the audited consolidated financial statements for any financial year, the Borrower may pay interim dividends in the same financial year provided that:
(a)	the aggregate amount of such interim dividends paid in that financial year shall not exceed 75 per cent. of the net profit already reported in the Borrower’s most recent quarterly statements delivered pursuant to Clause 18.1(b) (Financial statements) for such financial year; and

(b)	the Borrower will be in full compliance with the provisions of Clause 20.13.2 at the time of final approval of the audited consolidated financial statements for that financial year.
20.13.4	The Eligible Dividend Amount and Free Cash Flow shall be determined and tested by the Agent once in respect of each financial year from the financial statements for the relevant financial year delivered to it by the Borrower pursuant to Clause 18.1(a) (Financial statements).

20.13.5	As an alternative to Clauses 20.13.1 to Clause 20.13.3 at any time after the Borrower has made the repayment due to be made by it on the fifth Facility A Repayment Date, the Borrower shall be entitled to make payments by way of dividend in an amount not exceeding the amount by which:
(a)	the aggregate of Its Cash and Cash Equivalents (as defined in Clause 19.5 (Definitions)) and Free Cash Flow forecasted for the period ending on the Final Repayment Date (such forecast to be approved by the Agent prior to the payment of any dividend and in any event not to exceed the amount of the Borrower’s Free Cash Flow for the equivalent period of the previous financial year);
exceeds
(b)	110 per cent. of Total Debt Service for the period commencing on the date of the proposed dividend and ending on (and including) the Final Repayment Date.
20.13.6	In this Clause 20.13:

Eligible Dividend Amount means the lower of:
(a)	the Borrower’s net profit in that financial year as detailed in its financial statements for that financial year and delivered to it by the Borrower pursuant to Clause 18.1(a) (Financial statements); and

(b)	the amount (if any) by which Free Cash Flow for the same financial year exceeds 110 per cent. of Total Debt Service for the same financial year.

Free Cash Flow means
(a)	EBITDA;

(b)	plus or minus any changes in working capital;

(c)	minus any items treated as capital expenditure in accordance with GAAP; and

(d)	minus any amounts paid or payable by the Borrower in that financial year in respect of Tax.
Total Debt Service means the amount of all repayments or prepayments of principal accrued and payable in a financial year of the Borrower plus the gross amount of all interest, commissions, periodic fees and other financing charges accrued and payable by the Borrower during that period without counting any principal amount repaid and redrawn In the same financial year under Facility B other than repayments under Facility B which are due on the Final Repayment Date and excluding any indebtedness of a maturity which is equal to or greater than one year listed in the Borrower’s financial statements for the period ending on 31 December 2005.

20.14	Other Financial Indebtedness of the Borrower

20.14.1	The Borrower shall ensure that the repayment terms of the Facility shall not be inferior in any material respect to the repayment terms of any other Financial Indebtedness of the Borrower of a maturity which is equal to or greater than one year.

20.14.2	The Borrower shall not prepay or cancel any Financial Indebtedness of the Borrower without prepaying or cancelling (as the case may be) an equal proportion of the Facility under the terms of this Agreement.

20.15	The Law

The Borrower shall promptly notify the Agent of each demand made under any letter of indemnification issued by it pursuant to section 202B(b) of the Law in respect of potential damages claims under section 197 of the Law (an Indemnity).

21	Events of Default

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

21.3.1	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment)).

21.3.2	No Event of Default under sub-clause 21.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default

21.5.1	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

21.5.2	Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.3	Any commitment for any Financial Indebtedness of the Borrower or any Material Subsidiary is cancelled or suspended by a creditor of the Borrower or any Material Subsidiary as a result of an event of default (however described).

21.5.4	Any creditor of the Borrower or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of the Borrower or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.5	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clauses 21.5.1 to 21.5.4 above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

21.6.1	The Borrower or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

21.6.2	The value of the assets of the Borrower or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

21.6.3	A moratorium is declared in respect of any indebtedness of the Borrower or any Material Subsidiary.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, stay of proceedings order or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Material Subsidiary;

(c)	the appointment of a liquidator or temporary liquidator (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any Material Subsidiary or any of their assets; or

(d)	enforcement of any Security over any assets of the Borrower or any Material Subsidiary, or any analogous procedure or step is taken in any jurisdiction provided that no Event of Default shall occur under this Clause 21.7 to the extent that the relevant proceedings are commenced by a third party, are dismissed within 30 days after their commencement and in any event prior to the appointment of any person referred to in (c) above (other than in the case of a temporary liquidator or other person appointed on an ex parte application, provided that such appointment is revoked within 30 days).

21.8	Creditors’ process

21.8.1	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$5,000,000 and is not discharged within 45 days.

21.8.2	By or under the authority of the Government of Israel (a) the management of the Borrower or of any Subsidiary is wholly or partially curtailed; or (b) the whole or any part (the aggregate value of which is fifteen per cent. or more of the value of the whole) of its revenues or its assets is seized, expropriated or compulsorily acquired; or (c) any action is taken to prevent, postpone or otherwise adversely affect the obligations of the Borrower hereunder.

21.9	Ownership of the Group

Any Material Subsidiary is not or ceases to be a Subsidiary of the Borrower.

21.10	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.11	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Material adverse change

The occurrence of any event or series of events since the publication of the Original Financial Statements (other than the matters referred to in the financial statements dated 30 September 2005) which in the opinion of the Agent (acting on the instructions of the Majority Lenders) might reasonably be expected to have a Material Adverse Effect.

21.13	Failure to Pay Final Judgments

A member of the Group fails to comply with or pay any sum due from it under any final judgement or any final order made or given by any court of competent jurisdiction.

21.14	Telecommunications Licence

The Telecommunications Licence ceases to be in full force and effect or is revoked or repudiated or amended in a manner which in the opinion of the Agent (acting on the instructions of the Majority Lenders) might reasonably be expected to result in a Material Adverse Effect.

21.15	Corporate Bond Prospectus

The Borrower fails to publish its corporate bond prospectus on or before 1 June 2006 and register such bonds for trading on the Tel-Aviv Stock Exchange on or before 15 June 2006.

21.16	Hedging

The Borrower has not entered into a Hedging Agreement on or before the date falling 90 days after the date of this Agreement, and provided the Agent with a certificate of the CFO of the Borrower confirming the validity of the Hedging Agreement and the principal terms thereof.

21.17	Indemnities issued under the Law

21.17.1	The aggregate amount of any and all demands made from the Borrower under all Indemnities (as defined in Clause 20.15 (The Law)) at any time exceeds US$50,000,000 (or its equivalent in other currencies as determined by the Agent).

21.17.2	The Agent receives notification pursuant to Clause 20.15 (The Law) of a demand which either alone or in aggregate equals or exceeds US$50,000,000 (or its equivalent in other currencies as determined by the Agent).

21.17.3	There is a provision made or note in any financial statements delivered pursuant to Clause 18.1 (Financial statements) in respect of an anticipated demand which either alone or in aggregate with all other demands is in an amount equal to or exceeding US$50,000,000 (or its equivalent in other currencies as determined by the Agent).

21.18	Change of control

21.18.1	If Discount Investment Corporation Ltd., IDB Holding Corporation Ltd. and IDB Development Corporation Ltd. cease to hold or control together at least 51 per cent. of the entire Issued share capital of the Borrower and/or any person or group of persons acting in concert has or obtains any right to block or veto any shareholder resolution or other decision of Discount Investment Corporation Ltd. in relation to the Borrower (excluding customary minority protection rights applying to companies generally):
(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation;

(c)	if the Majority Lenders so require, the Agent shall, by not less than 5 days’ notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.
21.18.2	For the purpose of sub-clause 21.18.1 above control means directly holding voting share capital (or the right to appoint management or direct policies by virtue of ownership of share capital, contract or otherwise) of the Borrower.

21.18.3	For the purpose of sub-clause 21.18.1 above acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal).

21.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (other than pursuant to Clause 21.18 (Change of control)) the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

Section 8 — Changes to Parties
22	Changes to the Lenders

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the Existing Lender) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) without the consent of the Borrower unless the assignment or transfer is to:
(i)	an entity incorporated in a country or whose Facility Office is in a country which does not have diplomatic ties with the State of Israel or which is wholly controlled (within the meaning of Clause 7.2.2 (Change of control)) by an entity incorporated in such a country, or

(ii)	any New Lender in respect of which payments by the Borrower in respect of interest are subject to withholding tax rate greater than 20 per cent., provided that in the case of (ii) above the consent of the Borrower shall not be unreasonably withheld or delayed and the Borrower agrees that it will not be deemed reasonable to withhold or delay its consent due to the fact that the assignment or transfer is from a Lender which has received an exemption from withholding tax from the Israeli income tax authorities to a New Lender which has not received a similar exemption. The consent of the Borrower shall be deemed to be given if it has not notified the Agent of its objection to the proposed assignment or transfer on or before the date falling 3 Business Days after notification of it to the Borrower by the Existing Lender. The consent of the Borrower shall not be required: (a) notwithstanding (ii) above if an Event of Default has occurred and is continuing; or (b) subject to (i) and (ii) above, the assignment or transfer is to a Lender or an Affiliate of a Lender.
22.2 Conditions of assignment or transfer
22.2.1 An assignment will only be effective on:
(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
22.2.2	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

22.2.3	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred, provided that in no circumstances may a Lender change its Facility Office to a Facility Office in a country which does not have diplomatic ties with the State of Israel.
22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,000.

22.4	Limitation of responsibility of Existing Lenders

22.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

22.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(b)	will continue to make its own independent appraisal of the Creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
22.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
22.5	Procedure for transfer

22.5.1	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 22.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

22.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

22.5.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)	the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(d)	the New Lender shall become a Party as a “Lender”.
22.6	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7	Disclosure of information

22.7.1	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:
(a)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(b)	in connection with any legal or arbitration proceedings to the parties to such proceedings and their counsel or other advisors and to the court or arbitrators in such proceedings;

(c)	if required or requested to do so under any law or regulation;

(d)	to a governmental, official banking, taxation or other regulatory authority;

(e)	to its professional advisers;

(f)	to the extent allowed under Clause 22.7.2 below;

(g)	to its officers, employees and directors;

(h)	with the agreement of the Borrower.
22.7.2	A Finance Party may disclose to: (i) an Affiliate; or (ii) any person with whom it may enter, or has entered Into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):
(a)	a copy of any Finance Document; and

(b)	any information which that Finance Party has acquired under or in connection with any Finance Document including, without limitation, any information about the Borrower or the Group.
However, before a participant may receive any confidential information, it must enter into a Confidentiality Undertaking with the relevant Finance Party.

23	Assignments and transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 9 — The Finance Parties
24	Role of the Agent and the Mandated Lead Arranger

24.1	Appointment of the Agent

24.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

24.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

24.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

24.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

24.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

24.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

24.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

24.4.1	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

24.4.2	Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent

24.6.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
24.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
24.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

24.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

24.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

24.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

24.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

24.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

24.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

24.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

24.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Agent nor the Mandated Lead Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
24.9	Exclusion of liability

24.9.1	Without limiting sub-clause 24.9.2 below (and without prejudice to the provisions of sub-clause 27.10(e) (Disruption to Payment Systems etc)), the Agent will not be liable including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

24.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

24.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

24.9.4	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arranger.

24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent

24.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

24.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

24.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause 24.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

24.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

24.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

24.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with sub-clause 24.11.2 above. In this event, the Agent shall resign in accordance with sub-clause 24.11.2 above.

24.12	Confidentiality

24.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

24.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

24.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25	Conduct of business by the Finance Parties

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
26	Sharing among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within five Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within five Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

26.3.1	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

26.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause 26.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
26.5	Exceptions

26.5.1	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

26.5.2	A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
26.6	Waiver of Consequential Damages

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favour.

Section 10 — Administration
27	Payment mechanics

27.1	Payments to the Agent

27.1.1	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

27.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial payments

27.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
27.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-clauses 27.5.1(b) to (d) above.

27.5.3	Clauses 27.5.1 and 27.5.2 above will override any appropriation made by the Borrower.

27.5.4	For the avoidance of doubt, the proportion due to any:
(a)	Lender (other than an NIS Lender) shall be the proportion which the Original Dollar Amount of its participation in the relevant Loans (other than NIS Loans) bears to the Original Dollar Amount of the relevant Loans; and

(b)	NIS Lender shall be the proportion which the amount in NIS of its participation in the relevant NIS Loan bears to the amount in NIS of the relevant NIS Loan.
27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

27.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

27.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement Interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

27.8.1	Subject to sub-clauses 27.8.2 and 27.8.5 below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document other than in respect of an NIS Loan, in which case NIS shall be the currency of account and payment for any sum due from the Borrower in connection with that NIS Loan.

27.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.8.3	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

27.8.4	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

27.8.5	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

27.9	Change of currency

27.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
27.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (Including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
28	Set-off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29	Notices

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

29.2.1	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.2.2	The addresses referred to in Clause 29.2.1 are as follows:
(a)	The Borrower
Cellcom Israel Ltd.
10 Hagavish Street
Netanya
Israel 42140

Attention:	Chief Financial Officer and General Counsel
Fax:	+972 52 998 9701
(b)	The Agent
Citibank International plc
European Loans Agency
Capital Markets & Banking Operations
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Attention:	Loans Agency
Fax:	+44 (0)20 8636 3824
29.3	Delivery

29.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or
and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

29.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

29.3.3	All notices from or to the Borrower shall be sent through the Agent.

29.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

29.5.1	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
29.5.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6	English language

29.6.1	Any notice given under or in connection with any Finance Document must be in English.

29.6.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation within 30 days of the Agent so requiring and, in this case, the English translation will prevail unless the document is the Telecommunications Licence or a constitutional, statutory or other official document.
30	Calculations and certificates

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or, in the case of an NIS Loan, the actual number of days in that calendar year) or in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33	Amendments and waivers

33.1	Required consents

33.1.1	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

33.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

33.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Borrower;

(f)	any provision which expressly requires the consent of all the Lenders; or

(g)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33, shall not be made without the prior consent of all the Lenders.

33.2.2	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arranger may not be effected without the consent of the Agent or the Mandated Lead Arranger.

34	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 11 — Governing law and enforcement
35	Governing law

This Agreement is governed by English law.

36	Enforcement

36.1	Jurisdiction

36.1.1	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

36.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

36.1.3	This Clause 36.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
(a)	irrevocably appoints Capita Trust Secretaries Ltd. of Phoenix House, 18 King William Street, London EC4N 7HE (Reference CELMEN 4542434-0) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 — The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment
	(US$)	(US$)
Citibank, N.A.	280,000,000	70,000,000

Schedule 2 — Conditions precedent
Part 1 — Conditions precedent to initial Utilisation
1	The Borrower

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of a resolution of the board of directors of the Borrower:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(b)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.
1.3	A specimen of the signature of each person authorised by the resolution referred to in sub-clause 1.2 above.

1.4	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Legal opinions

2.1	A legal opinion of Denton Wilde Sapte, legal advisers to the Mandated Lead Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

2.2	A legal opinion of Yigal Amon & Co, legal advisers to the Mandated Lead Arranger and the Agent in Israel, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

2.3	A legal opinion of Herzog Fox Neeman, legal advisers to the Borrower in Israel, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3	Other documents and evidence

3.1	Evidence that any process agent referred to in Clause 36.2 (Service of process) has accepted its appointment.

3.2	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

3.3	The Original Financial Statements.

3.4	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

3.5	The Information Memorandum.

3.6	A copy of the Telecommunications Licence.

3.7	Evidence that the Borrower has appointed legal advisers in Israel to prepare the prospectus required under Israeli law to register its local bonds as public bonds.

Schedule 3 — Requests
Part 1 — Utilisation Request

From:	CeIlcom Israel Ltd.

To:	Citibank International plc
Dated: [  ] March 2006
Dear Sirs
Cellcom Israel Ltd. — US$350,000,000 Facility Agreement dated [**      ] (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a [Loan]/[NIS Loan] on the following terms:

	Proposed Utilisation Date:	[** ] (or, if that is
not a Business Day, the
next Business Day)

	Facility to be utilised:	[Facility A]/[Facility B]

	Original Dollar Amount:	[** ] or, if less, the
Available Facility

	Interest Period:	[** ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Cellcom Israel Ltd.

Part 2 — Selection Notice Applicable to a Facility A Loan

From:	Cellcom Israel Ltd.

To:	Citibank International plc
Dated: [  ] March 2006
Dear Sirs
Cellcom Israel Ltd. — US$350,000,000 Facility Agreement dated [**          ] (the Agreement)
1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [** ].

3	[We request that the above Facility A Loan[s] be divided into [** ] Facility A Loans with the following amounts and Interest Periods:]

or

[We request that the next Interest Period for the above Facility A Loan[s] is [** ]].

4	This Selection Notice is Irrevocable.

Yours faithfully

authorised signatory for
Cellcom Israel Ltd.

Schedule 4 — Mandatory Cost formulae
1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank in relation to the cost of complying with the minimum reserve requirements.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent per annum
300
Where:
E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed In pounds per £1,000,000.
5	For the purposes of this Schedule:
(a)	Special Deposits has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lenders obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the Information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, In any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5 — Form of Transfer Certificate
Part 1 — Transfer Certificate
To: Citibank International plc as Agent
From: ** [The Existing Lender] (the Existing Lender) and **          [The New Lender] (the New Lender)
Dated:[  ] March 2006
Cellcom Israel Ltd. — US$350,000,000 Facility Agreement dated [**          ] (the Agreement)
1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 22.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [** ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause 22.4.3 of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	The New Lender confirms that it is an NIS Lender.*[1]

6	This Transfer Certificate is governed by English law.

*[1]	delete if not applicable

The Schedule — Commitment/rights and obligations to be transferred

**	[insert relevant details]

**	[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By.
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [**      ].
Citibank international plc
By:          **

Schedule 6 — Form of Compliance Certificate

To:	Citibank International plc as Agent

From:	Cellcom Israel Ltd.
Dated: [  ] March 2006
Dear Sirs
Cellcom Israel Ltd. — US$350,000,000 Facility Agreement dated [**          ] (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that: [Insert details of covenants to be certified]

3	We confirm that no Default is continuing.

Signed:
	Director	Director
	of	of
	Cellcom Israel Ltd.	Cellcom Israel Ltd.
We certify that the figures given in 2 above are true and accurate.

for and on behalf of
[name of auditors of the Borrower]

Schedule 7 — LMA Form of Confidentiality Undertaking

Letterhead of Lender
To:

**
Re:     The Facility

Borrower:	Cellcom Israel Ltd.

Amount:	US$350,000,000

Agent:	Citibank International plc
[insert name of Potential Lender]

Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	Confidentiality Undertaking

You undertake:
(c)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(d)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility.

(e)	to use the Confidential Information only for the Permitted Purpose;

(f)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(g)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:
(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	where:
(i)	requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(ii)	required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed; or

(iii)	required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or
(c)	with the prior written consent of us and the Borrower.
3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 2 above, are not required to be returned or destroyed).
6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:
(d)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(e)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights

10.1.1	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.1.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below):

Confidential Information means any information relating to the Borrower, the Group, and the Facility provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Facility Agreement means the agreement dated [ ] March 2006 pursuant to which the Facility has been made available;

Group means the Borrower end its Subsidiaries (as defined in the Facility Agreement);

Participant Group means you, each Holding Company and Subsidiaries and each Subsidiary of any Holding Company (as each such term is defined in the Facility Agreement); and

Permitted Purpose means considering and evaluating whether to enter into the Facility.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
**

To:	**
The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
** [Potential Lender]

Schedule 8 — Timetables

Delivery of a duly completed Utilisation	3:00 p.m. London time 4 Business Days
Request (Clause 5.1 (Delivery of a	prior to the proposed Utilisation Date
Utilisation Request) or a Selection Notice
(Clause 9.1 (Selection of interest Periods))
LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

Agent notifies the Lenders of the Loan in	9.00 a.m. London time 2 Business
accordance with Clause 5.4 (Lenders’	Days prior to the proposed Utilisation Date
participation)

SIGNATURES
The Borrower
CELLCOM ISRAEL LTD.

By:	/s/ Oren Lieder	By:	/s/ Tal Raz
	Oren Lieder		Tal Raz
The Mandated Lead Arranger and Original Lender
Citibank, N.A.

By:	/s/ Monica Ugido
The Agent
CITIBANK INTERNATIONAL. PLC

By:	/s/ Monica Ugido

[Citibank International plc Letterhead]
Cellcom Israel Ltd.
10 Hagavish Street
Israel 42140

Attention:	Chief Financial Officer and General Counsel
Fax No.:	+972 52 998 9701

Dear Sirs	30th March 2006
US$350,000,000 term and revolving facilities agreement dated 6 March 2006 and made between (1) Cellcom Israel Ltd. (as Borrower), (2) Citibank, N.A. (as Mandated Lead Arranger), the Original Lenders named therein and Citibank International plc (as Agent) (the Facility Agreement)
We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning in this letter.
1	In this letter, references to Clauses shall be references to clauses of the Facility Agreement.

2	We hereby agree that with effect from the date on which you return to us a signed copy of this letter, Clause 6.1.1 of the Facility Agreement shall be deleted and replaced with the following:

6.1.1	The Borrower shall repay the Facility A Loans by paying to the Agent (for the account of the Lenders) on each date set out in Column 1 below (each a Facility A Repayment Date) the percentage of the aggregate amount of the Facility A Loans outstanding at the close of business on the final day of the Availability Period which is set out in Column 2 below opposite that date.

Column 1	Column 2
Facility A Repayment Date	Percentage of the Original Dollar Amount of the Facility A Loans to be repaid

9 March 2008	10%

9 September 2008	10%

9 March 2009	10%

9 September 2009	10%

9 March 2010	15%

9 September 2010	20%

22nd December 2010	25%
3	The Facility Agreement shall continue in full force and effect in accordance with its terms save as amended by this letter.

4	This letter may be signed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this letter.

5	This letter shall be governed by and construed in accordance with English law.
Please confirm your agreement to the terms of this letter by signing where indicated below.
Yours faithfully

/s/ Adi Khambata	/s/ Howard David Batson
authorised signatory of
Citibank International plc as Agent
We accept and agree the terms of the letter set out above.

/s/ Amos Shapira	/s/ Tal Raz
for and on behalf of
Cellcom Israel Ltd. as Borrower

[Citibank International plc Letterhead]
Cellcom Israel Ltd.
10 Hagavish Street
Israel 42140

Attention:	Chief Financial Officer and General Counsel
Fax No.:	+972 52 998 9701

Dear Sirs	4th April 2006
US$350,000,000 term and revolving facilities agreement dated 6 March 2006 and made between (1) Cellcom Israel Ltd. (as Borrower), (2) Citibank, N.A. (as Mandated Lead Arranger), the Original Lenders named therein and Citibank International plc (as Agent) (the Facility Agreement)
We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning in this letter.
1	In this letter, references to Clauses shall be references to clauses of the Facility Agreement.

2.	Notwithstanding the provisions of Clause 5.3(a) of the Facility Agreement, the Borrower agrees that it will make available to the Agent in Dollars an amount equal to the Commitment of each NIS Lender on 10 April 2006 (being the proposed Transfer Date on which Syndication is to take place) (the Dollar Amount). Eighty per cent. of the Dollar Amount is to be applied by the Agent against the Facility A Loans currently outstanding and the twenty per cent. of the Dollar Amount is to be applied by the Agent against the Facility B Loans currently outstanding.

3	Subject to receipt of the Dollar Amount as contemplated in 2 above, the Agent shall make available to the Borrower, on 10 April 2006, an amount in NIS which the Agent has received from the NIS Lenders and which is equal to the Dollar Amount at the prevailing Dollar NIS Bank of Israel representative rate at the commencement of business in Tel Aviv on Monday 10 April 2006 (the NIS Amount). Eighty per cent. of the NIS Amount shall be made available to the Borrower as a Facility A Loan and twenty per cent. of the NIS Amount shall be made available to the Borrower as a Facility B Loan.

4	The Facility Agreement shall continue in full force and effect in accordance with its terms save as amended by this letter.

5	This letter may be signed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this letter. This letter shall be a Finance Document.

6	This letter shall be governed by and construed in accordance with English law.
Please confirm your agreement to the terms of this letter by signing where indicated below.

Yours faithfully

/s/ Adi Khambata
authorised signatory of
Citibank International plc as Agent
We accept and agree the terms of the letter set out above.

/s/ Oren Lieder	/s/ Tal Raz
for and on behalf of
Cellcom Israel Ltd. as Borrower

[Citibank International plc Letterhead]
To: Cellcom Israel Ltd.
10 Hagavish Street
Israel 42140

Attention:	Chief Financial Officer and General Counsel
Fax No.:	+972 52 998 9701
9th October 2006
Dear Sirs
US$350,000,000 term and revolving facilities agreement dated 6 March 2006 (as amended from time to time) and made between (1) Cellcom Israel Ltd. (as Borrower), (2) Citibank, N.A. (as Mandated Lead Arranger), the Original Lenders named therein and Citibank International plc (as Agent) (the Facility Agreement)
We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning in this letter.
1	In this letter, references to Clauses shall be references to clauses of the Facility Agreement.

2	We hereby agree that with effect from the date on which you return to us a signed copy of this letter, the definition of Total Debt Service in Clause 20.13.6 of the Facility Agreement shall be deleted and replaced with the following:

“Total Debt Service means the amount of all repayments or prepayments of principal accrued and payable in a financial year of the Borrower plus the gross amount of all interest, commissions, periodic fees and other financing charges accrued and payable by the Borrower during that period without counting any principal amount repaid and redrawn in the same financial year under Facility B other than repayments under Facility B which are due on the Final Repayment Date and excluding any indebtedness of a maturity which is less than one year listed in the Borrower’s financial statements for the period ending on 31 December 2005.”

3	The Facility Agreement shall continue in full force and effect in accordance with its terms save as amended by this letter.

4	This letter may be signed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this letter.

5	This letter shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing where indicated below.

Yours faithfully

/s/ Adi Khambata
authorised signatory of
Citibank International plc as Agent
We accept and agree the terms of the letter set out above.

/s/ Tal Raz	/s/ Oren Lieder
for and on behalf of
Cellcom Israel Ltd. as Borrower

[Citibank International plc Letterhead]
To:	Cellcom Israel Ltd. 10 Hagavish Street Israel 42140
Attention:	Chief Financial Officer and General Counsel
Fax No.:	+972 52 998 9701
17 January 2007
Dear Sirs
US$350,000,000 term and revolving facilities agreement dated 6 March 2006 (as amended from time to time) and made between (1) Cellcom Israel Ltd. (as Borrower), (2) Citibank, N.A. (as Mandated Lead Arranger), the Original Lenders named therein and Citibank International plc (as Agent) (the Facility Agreement)
We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning in this letter.
1	In this letter, references to Clauses shall be references to clauses of the Facility Agreement.

2	We hereby agree that with effect from the date on which you return to us a signed copy of this letter, Clause 20.13.1 of the Facility Agreement shall be deleted and replaced with the following:

“20.13.1
(a)	The Borrower may make payments by way of dividend in any financial year in an aggregate amount not exceeding the balance of its retained earnings as detailed in its financial statements for the financial year ended 31 December 2005 and delivered to it by the Borrower pursuant to Clause 18.1(a) (Financial statements);

(b)	In addition to Clause 20.13.1(a) above, the Borrower may make a one-off payment by way of dividend in respect of the year ending 31 December 2005 in an amount not exceeding the lower of:
(i)	the increase (if any) in the balance of the Borrower’s retained earnings for the year ending 31 December 2005 following the restatement of the Borrower’s comparative figures for the year ending 31 December 2005 as published in the financial statements for the first Quarter Date of 2007 and which is permitted by the introduction of Israeli accounting standard 27 (the Accounting Standard); and

(ii)	NIS 270,000,000 (or its equivalent in any other currency).
(c)	in addition to Clauses 20.13.1(a) and (b) above and provided that the conditions set out in Clause 20.13.2 and 20.13.3 below would not be breached following the payment of such dividend, the Borrower may make a one-off payment by way of dividend in respect of the year ending 31 December 2006 in an amount not exceeding the lower of:

(i)	the increase (if any) in the balance of the Borrower’s retained earnings for the year ending 31 December 2006 following the restatement of the Borrower’s financial statements for the year ending 31 December 2006 as published in the financial statements for the first Quarter Date of 2007 and which is permitted by the Accounting Standard; and

(ii)	NIS 40,000,000 (or its equivalent in any other currency).”
3	We also hereby agree that with effect from the date on which you return to us a signed copy of this letter, Clause 19.1 of the Facility Agreement shall be deleted and replaced with the following:

“19.1 Debt Cover

The ratio of Net Debt to EBITDA, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of the Borrower ending on that Quarter Date, will not exceed 2.5:1 until all Loans have been repaid in full.”

4	The Facility Agreement shall continue in full force and effect in accordance with its terms save as amended by this letter.

5	This letter may be signed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this letter.

6	This letter shall be governed by and construed in accordance with English law.
Please confirm your agreement to the terms of this letter by signing where indicated below.

Yours faithfully /s/ Adi Khambata

authorised signatory of Citibank International plc as Agent

We accept and agree the terms of the letter set out above.

/s/ Tal Raz	/s/ Amos Shapira

for and on behalf of Cellcom Israel Ltd. as Borrower